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                                                                    EXHIBIT 99.1
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                                  ELECTRIC FUEL                   CORPORATE NEWS
                                  632 Broadway
                            New York, New York 10012
                    Tel: (212) 529-9200 - Fax (212) 529-5800
                              www.electric-fuel.com


FOR  IMMEDIATE  RELEASE


                     ELECTRIC FUEL COMPLETES A $3.5 MILLION
                 SECURED CONVERTIBLE DEBENTURE PRIVATE PLACEMENT
                 -----------------------------------------------

 Investors also purchase 1,625,000 shares from shareholder in private placement

                    Company reduces liabilities by $1,100,000

     NEW YORK, NY - JANUARY 6, 2003 - ELECTRIC FUEL CORPORATION (NASDAQNM: EFCX) announced today the successful placement of an aggregate of $3.5 million principal amount of secured convertible debenture with three institutional investors. The investors also received 3.5 million warrants to purchase shares of Electric Fuel's common stock, that, if exercised in full, could bring the Company an additional $3.1 million in proceeds.

     As of January 6, 2003 the Company has a cash position of approximately $5 million.

     The Company also announced that the institutional investors purchased 1,625,000 of Electric Fuel shares held by the IES Group of companies controlled by Haim Geyer, from which Electric Fuel purchased its IES subsidiary last year. The IES group also gave the purchasers an option to purchase up to an additional 1,500,000 of their shares and agreed to refrain from trading in the Company's stock for a period of nine months.

     In addition the restructuring of the agreements with the IES group and the former CEO has reduced the Company's liabilities by approximately $1.1 million.

     Net proceeds from the private placement will be used to help ensure the successful re-positioning of Electric Fuel as a supplier of portable power solutions for the military. The Company plans to expand its military battery operations, for which it received its first $2.5 million US Army contract last month. Proceeds will also be used to aid in the expansion of the profitable MDT and IES subsidiaries.

     Electric Fuel Chairman, President and CEO Robert S. Ehrlich said, "We view these developments as a clear vote of confidence in our new defense and security direction. We now have a stronger balance sheet, stock that had been overhanging the market has moved to significant institutional investors whose investment is an endorsement of our strategic shift to defense and security, and we have significantly reduced our 2003 obligations. Our new investors have taken a significant debt and equity position, and this will allow us to move into 2003 with a focus on growing our defense and security business."


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     The  convertible debentures bear interest at a rate of 9% per annum, with a maturity date of June 30, 2005, and are convertible into shares of Electric Fuel's common stock at a conversion price of $0.75 per share, adjustable only in the event of a stock split or similar extraordinary activity. The investors also received 3.5 million warrants to purchase shares of Electric Fuel's common stock, at prices ranging from $0.84 to $0.93.

     The convertible debentures are secured by substantially all the U.S.-owned assets of Electric Fuel, including the assets of IES Interactive, a wholly-owned subsidiary, and Electric Fuel's stock in MDT Protective Industries Ltd, a majority-owned subsidiary.

     The securities issued in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities or an applicable exemption from the registration requirements of such act.

CONFERENCE  CALL

Electric Fuel Corporation will hold a special conference call on Wednesday, January 8, 2003 at 10:00 AM EST. To take part in the conference call, please call 1 (800) 231-9012 (U.S.) or + 1 (719) 457-2617 (International) a few minutes before the 10:00 AM EST start time. For your convenience, an instant replay will be available Wednesday, January 8, 2003 at 1:00 PM EST until Friday, January 10, 2003 at 8:00 PM EST. The replay telephone number is 1 (888) 203-1112 (U.S.); +1
(719)  457-0820  (International)  and  the  confirmation  number  is  666794

ABOUT  ELECTRIC  FUEL

     Electric Fuel Corporation (www.electric-fuel.com) is a world leader in primary and refuelable zinc-air fuel cell technology, pioneering advancements in battery technology for defense and security products, military applications and electric vehicles. Through its IES subsidiary, the Company develops, manufactures and markets advanced high-tech multimedia and interactive digital solutions for the training of military, law enforcement and security personnel, and through its majority owned MDT subsidiary, the Company uses state-of-the-art lightweight materials and engineering processes to armor vehicles for the military, special forces and private concerns.

     Electric Fuel has corporate and sales offices in New York and Denver with research, development and production subsidiaries in the United States and Israel.

COMPANY  CONTACT:
Conrad  F.  Mir
Director  of  Investor  Relations
(212)  529-9200,  ext  111
mir@electric-fuel.com

     EXCEPT FOR THE HISTORICAL INFORMATION HEREIN, THE MATTERS DISCUSSED IN THIS NEWS RELEASE INCLUDE FORWARD-LOOKING STATEMENTS, AS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, AS THEY ARE SUBJECT TO VARIOUS RISKS AND UNCERTAINTIES THAT MAY CAUSE ACTUAL RESULTS TO VARY SIGNIFICANTLY. THESE RISKS AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO, RISKS RELATING TO: PRODUCT AND TECHNOLOGY DEVELOPMENT; THE UNCERTAINTY OF THE MARKET FOR ELECTRIC FUEL'S PRODUCTS; CHANGING ECONOMIC CONDITIONS; DELAY, CANCELLATION OR NON-RENEWAL OF PURCHASE ORDERS; SIGNIFICANT FUTURE CAPITAL REQUIREMENTS; THE COMPANY'S ABILITY TO QUICKLY AND SMOOTHLY EXECUTE THE CHANGE IN LEADERSHIP AS A RESULT OF ITS FORMER CEO'S RESIGNATION; AND OTHER RISK FACTORS DETAILED IN ELECTRIC FUEL'S MOST RECENT ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001, ELECTRIC FUEL'S MOST RECENT QUARTERLY REPORT ON FORM 10-Q, AND OTHER FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. ELECTRIC FUEL ASSUMES NO OBLIGATION TO UPDATE THE INFORMATION IN THIS RELEASE. REFERENCE TO THE COMPANY'S WEBSITE ABOVE DOES NOT CONSTITUTE INCORPORATION OF ANY OF THE INFORMATION THEREON INTO THIS PRESS RELEASE.

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